Boston Management and Research
                                24 Federal Street
                                Boston, MA 02110
                                 (617) 482-8260




                                             October 17, 1997



Russia and Eastern Europe Portfolio
24 Federal Street
Boston, MA  02110

Ladies and Gentlemen:

     With respect to our purchase from you, at the purchase price of $100,000, of an interest (an "Initial Interest") in Russia and Eastern Europe Portfolio (the "Portfolio"), we hereby advise you that we are purchasing such Initial Interest for investment purposes without any present intention of redeeming or reselling.

     The amount paid by the Portfolio on any withdrawal by us of any portion of such Initial Interest will be reduced by a portion of any unamortized organization expenses, determined by the proportion of the amount of such Initial Interest withdrawn to the aggregate Initial Interests of all holders of similar Initial Interests then outstanding after taking into account any prior withdrawals of any such Initial Interest.


                                             Very truly yours,


                                             BOSTON MANAGEMENT AND RESEARCH


                                             By: /s/ James B. Hawkes
                                                -----------------------------
                                                James B. Hawkes
                                                President